UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/10/2008

Turbine Truck Engines Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-109118

DE	59-3691650
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

917 Biscayne Blvd.
Suite 6
Deland, Florida 32724
(Address of principal executive offices, including zip code)

386-943-8358
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The Company entered into a Merger and Exchange Agreement (the "Agreement") dated February 6, 2008 with High Point Acquisition Inc. ("Acquisition") and High Point Transport, Inc., a Florida corporation (HPTI), subject to the reporting requirements of Section 13(d) of the Securities Exchange Act of 1934. The Company entered into the Agreement for the purpose of accessing necessary funding to continue operations. Prior to the date of the Agreement, there was no relationship between Turbine Truck and High Point Transport.

The Agreement provides that the Company will redomicile from Delaware to Nevada and will complete a reverse split of its common shares on a 1:11.3486 basis. After a two pronged merger process, the shareholders of the Company will own 9.09% of the new parent company, High Point Transport, Inc., a Nevada corporation and a new corporation, Turbine Truck Engines NV, Inc. will become a wholly owned subsidiary, into which all of the assets and business of Turbine Truck Engines will be transferred. All of our officers and directors will resign and will be replaced, with the exception of our CEO, Michael Rouse, who will remain as a director of the parent company.

As a material consideration, High Point Transport, Inc. will use its best efforts to fund the Turbine Truck subsidiary in the amount of $1 million over the next 12 month period. In the event such funding is not received, High Point Transport, Inc. will, at its expense, complete and file a registration statement under the Securities Act of 1933, as amended to register a distribution of shares back to our original shareholders. If partial funding is provided (less than $1 million), the 9.99% of the shares to be left with the parent will be reduced pro-rata based upon the actual funds received. In the event no funding is received, the Turbine Truck subsidiary will be subject to the registration statement and no shares will remain with the parent and our shareholders will retain their 9.09% interest in the parent. Management believes this transaction is in the best interest of our shareholders given the options available to us at this time.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Turbine Truck Engines Inc.

Date: February 11, 2008	By:	/s/ Michael H. Rouse
Michael H. Rouse
CEO

Exhibit Index

Exhibit No.	Description
EX-10.1	Merger and Exchange Agreement, dated February 6, 2008